For Immediate Release

VARSITY GROUP INC. REPORTS 2007 FISCAL YEAR RESULTS

Fairfax, VA March 28, 2008 - Varsity Group Inc. (NASDAQ: VSTY) today announced unaudited consolidated financial results as of and for the year ended December 31, 2007. These results included:

  unaudited consolidated balance sheet as of December 31, 2007: cash of $0.0, restricted cash of $2.0 million, total current assets of $9.3 million, total assets of $12.9 million, total current liabilities of $7.1 million and total liabilities of $8.1 million;
  unaudited statement of income of the Company and its consolidated subsidiaries for the fiscal year ended December 31, 2007: net sales of $44.4 million, gross margin of $11.4 million, total operating expenses of $21.1 million, operating loss of $9.7 million and net loss of $9.9 million; and
  unaudited statement of cash flow of the Company and its consolidated subsidiaries for the fiscal year ended December 31, 2007: cash used in operating activities of $2.1 million, proceeds from investing activities of $3.6 million and cash used in financing activities of $1.9 million, for a net decrease in cash of $0.4 million.

There can be no assurance that this information will be consistent with final audited information, which may vary materially from the information above. In addition, the Company expects to receive a "going concern" opinion when the fiscal 2007 audit is complete.

The Company also announced today that it is filing a Form 12b-25 with the Securities and Exchange Commission providing notice that the Company will not be filing its Annual Report on Form 10-K within the prescribed period. The Company expects to file its Annual Report on Form 10-K, including audited financial statements for 2007, on or before April 15, 2008.

ABOUT VARSITY GROUP INC.

Varsity Group Inc. is an outsource solution provider to education institutions nationwide. Under the brand Varsity Books, Varsity Group provides solutions that enable schools to focus on their core educational mission. Varsity Group's solutions include online textbooks and school supplies.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Varsity Group's business that are not historical facts are "Forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2006.

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Contact:

Jim Craig

Chief Financial Officer

jim.craig@varsitygroup.com

202-349-1231